Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 4th Quarter 2017

January 25, 2018  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (RLI Insurance Company)

Thomas L. Brown — Senior Vice President, Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Arash Soleimani	Keefe, Bruyette & Woods, Inc.
Randy Binner	B. Riley FBR, Inc.
Jeffrey Schmitt	William Blair & Company, LLC
Mark Dwelle	RBC Capital Markets LLC
Ian Gutterman	Balyasny Asset Management L.P.
James Inglis	PhiloSmith & Company

RLI CORP.

Moderator: Aaron Jacoby

January 25, 2018

10:00 a.m. (CDT)

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp. fourth-quarter earnings teleconference. At this time I would like to inform you that this conference is being recorded.

(Operator Instructions)

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the Company's various SEC filings, including the annual Form 10-K, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing fourth-quarter results.

RLI management may make references during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI's management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies' definition of the operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby: Thank you. Good morning to everyone. Welcome to the RLI earnings call for the fourth quarter of 2017.

Joining me on today's call are Jon Michael, Chairman and CEO; Craig Kliethermes, President and Chief Operating Officer; and Tom Brown, Senior Vice President, and Chief Financial Officer.

I'm going to turn the call over to Tom first to give some brief opening comments on the quarter's financial results. Then, Craig will talk about operations and market conditions. Next, we'll open the call to questions, and Jon will finish up with some closing comments. Tom?

Tom Brown: Thank you, Aaron. Good morning all, and thank you for joining us.

We had a strong finish to the year from both a top line and a bottom line perspective. Gross written premium advanced 11% in the quarter and is now positive for the full year.

From bottom line perspective, reported $1.21 per share in operating earnings for the quarter, bringing the full year to $2.30 per share. Underwriting investment performance was solid and tax-related benefits, primarily resulting from the Tax Cuts and Jobs Act signed into law on December 22, serve to increase net earnings.

I'll spend a bit more time now on the impacts of corporate tax reform, simply to get that out of the way before reviewing underwriting and investment performance in more detail.

The current year impact of tax reform relates to the revaluation of deferred tax items to reflect the lower future applicable tax rate as well as changes to the deductibility of certain items. In our case, given our fairly significant net deferred tax liability, the decline in statutory rate from 35% to 21% resulted in net reduction to tax expense and a benefit to earnings of $32.8 million. While there are number of deferred tax assets and liabilities on our balance sheet, as a reminder, our net liability position is driven largely by the unrealized gain on our investment portfolio.

From an earnings standpoint, fourth quarter includes $0.63 per share benefit from tax reform. Inclusive of performance-related incentive and profit-sharing expenses, which drove our expense ratio up by approximately 4 points in the quarter and by 1 point for the full year.

Looking forward to 2018 and beyond, while there are some aspects of tax reform where additional clarity is needed, we will certainly benefit from a lower statutory tax rate.

In general, corporate tax reform is anticipated to create economic expansion, which is beneficial to the insurance industry as a whole, and RLI would benefit as well.

The timing and sustainability of economic growth is uncertain as we speak and is unknown to what extent, if any, tax savings may ultimately find its way to our insureds in the form of [inauditable].

However, if you look at this from a historical effective rate perspective, say, over the last 4 or 5 years preceding 2017, our effective rate has been in the mid to upper 20s.

Over those periods, our effective rate would have been 9 to 11 points lower had this tax reform been effect at the time. Certainly, we can't forecast what our effective rate will be due to the changing levels of pretax income and the mix of tax-preferred items that will vary over time, but from a historical view, that's what we're currently seeing.

Now turning to underwriting. We are proud to post another good quarter. The combined ratio came in at a 95, which includes the aforementioned 4-point increase to the expense ratio due to increased bonus and profit-sharing cost related to tax reform.

Absent on that, the combined ratios are fairly similar between the 2 periods. Our loss ratio benefit from net favorable prior year’s development of $5 million in the quarter compared to $12 million in the fourth quarter of 2016. This favorable development benefited all 3 segments. Partially offsetting this was a nominal amount of catastrophe losses in the quarter less than $1 million, primarily California wildfires. This compares favorably to $6.6 million of Hurricane Matthew losses in the fourth quarter of 2016.

The combined ratio broken down by segment is as follows: Casualty, 101%; Property, 88%; and Surety, 79%.

Moving to the top line. The 11% growth was driven by our casualty segment up 15%, with more recent product launches accounting for approximately 1/2 of this growth, while transportation and other matured products accounted for the remainder.

Our property segment was up 8%, as growth was experienced across all major product lines. Surety declined 1% but was in line with expectations in this highly competitive market. Craig will have more to say on our products in a moment.

Commonly,  as underwriting performance, investment income was up a strong 10% compared to the fourth quarter of 2016, continued the trend over the last couple of quarters, driven primarily by a larger invested asset base.

Earnings in our equity investees, Maui Jim and Prime Holdings, were up considerably from the fourth quarter of 2016. Both Maui Jim and Prime benefited from tax reform as well. Equity earnings for Maui Jim of $800,000 is almost exclusively due to tax-reform-related adjustments on the deferred tax items. The positive earnings result compares to $100,000 loss in fourth quarter of 2016, reflecting seasonal sales results.

Equity in earnings of Prime totaled $1 million. Significant growth in premiums and current year operations accounted for 2/3 of this result, while tax reform had a modest benefit as did improvement on prior accident year losses. We would expect fourth quarter earnings from these equity investees to return to more historical levels absent future growth and other operational considerations.

This being our year-end call, I would like to take a brief moment to point out some of the full year highlights. First, we ended the full year with a combined ratio of 96, which includes 4 points of hurricane losses from the third quarter and 1 point from the expense ratio, as mentioned earlier, due to additional incentive and profit-sharing expenses from tax reform. This marks the 22nd consecutive year with combined ratio of below 100.

Gross premium was up 1% for the full year. You will recall that we had exited certain products during the course of the year. Absent the impact of these products, our growth was about 4%.

Investment income was up 3.4% for the full year with a 6.6% total return, with nearly all aspects of portfolio contributing. Rounding our results, Maui Jim and Prime also had good years, which drove our investee earnings up 59% year-over-year. We were pleased with the positive performance of these 2 investment partners produced in 2017.

And finally, we continued to share these rewards with our shareholders, another fourth quarter special dividend of $1.75 per share, marking the eighth straight year of such a special dividend as well as the 42nd consecutive year of increasing our ordinary dividend. Inclusive of these dividends, we grew book value by 17% in 2017.

And with that, I'll turn the call over to Craig. Craig?

Craig Kliethermes: Thanks, Tom. Good morning, everyone. As Tom mentioned, we ended the year with some very good top line momentum, with gross written premium up 11% while reporting a 95 combined ratio for the quarter.

We're able to complete our 22nd consecutive year of underwriting profit despite experiencing our worst catastrophe year in more than 20 years. We're also able to grow our top line 1% for the year, inclusive of some exits and repositioning of our diversified portfolio of products.

In an uncooperative market, a willingness to address underperforming businesses quickly and intensely reminds people that underwriting discipline is still the hallmark of RLI. A lot of moving parts this quarter, but overall, we do see some improvement in the market, a little more in property than casualty. In some markets, our competitors are trying to achieve across-the-board rate increases, which creates opportunities for those who keep their portfolio in order and who are most skilled at underwriting selection. We think we do that better than most. And given the breadth of our specialty footprint, we are in a good position to act on opportunities that present themselves.

Let me provide a little more detail by segment. In Casualty, we were up 15% for the quarter while posting 101 combined ratio. For the year, we finished our top line up 4% and a combined of 99. In this quarter, we realized growth across all of our major products, including our transportation business unit.

Transportation completed a full year of repositioning, which began in the fourth quarter of last year. The unit benefited from its fourth consecutive quarter of double-digit rate increases as well as continued market disruption. Although down 13% for the year, transportation was able to grow 24% for the quarter with about half of that growth being rate-driven.

We also saw a very good growth out of our personal umbrella product, which grew 6% in the quarter, benefiting from continued investments in systems to make it easier for our customers and producers to do business with us as well as renewed efforts to build relationships and expand distribution. They have also been able to achieve moderate rate increases on some targeted classes.

Overall, it is important to note that a large portion of our Casualty growth for the year and about half of our growth for the quarter came from new products that we have talked about in past quarters, including energy liability, binding authority, health care and cyber liability.

In addition, we have grown significantly in our quota share with Prime Insurance, of which we also have a minority equity stake. Our approach with new rapidly growing or rehabilitated products is to attempt to take a show-me attitude towards their loss ratio until results start to prove out. This can create a bit of a drag on our overall margins as we carry the expenses of investing in and building a new product out while being a little more cautious with our reserving approach.

Moving to rate environment. Overall rates seem to be stable to slightly improving in Casualty. More rate is being achieved in the automobile-related products and other areas that have had more profitability challenges. We are not seeing a lot of rate improvement in the E&S products or our management liability products as of yet.

Finally, we did place our largest outward casualty reinsurance treaty on 1/1. Our retentions and structures stayed effectively the same. We were coming off a 2-year deal, and we did pay a little more in aggregate, a low single-digit rate increase as a result of some increased severity in transportation and our personal umbrella products.

In Property, the top line was up 8% for the quarter while reporting an 88 combined ratio with very little impact from the California fires. For the year, we finished down 6% on the top line and reported 109 combined ratio with the underwriting loss being driven by hurricanes last quarter. Our hurricane estimates are still holding, and I want to thank our claims team for helping our customers resolve nearly half of the reported claims already.

The exits of recreational vehicle and treaty catastrophe reinsurance left a $20 million hole to fill this year. And excluding these products, the property segment grew 6% for the year.

For the quarter and the year, we realized growth across all the major products, including commercial property and the marine and Hawaii Homeowners. We were finding some opportunity as the market rates are moving in our direction.

For the quarter, our wind underwriters realized increases on renewals in the mid-single digits and found it easier to write new business at rate levels we need. While earthquake renewal pricing was still down, we did find that we were a little more competitive on classes of new business that we like as some incumbent markets were indiscriminate in their rate mandates.

The property catastrophe market is in a bit of a disarray as a result of large losses this year, uncertainty around continued reinsurance support and costs and model revisions.

Finally, we did place our catastrophe and per risk property treaties on 1/1. For the property per risk, we did pay more as a result of increased activity of large fire and wind-related losses that hit the treaty over the last year.

Our catastrophe treaty was renewed at approximately flat rates. But overall, catastrophe exposures have grown a little since last renewal, so we're spending about $1 million more. Limits and retentions remained the same on both treaties.

Our surety segment's top line was off 1% for the quarter while posting a combined ratio of 79. For the year, surety was off 3% on the top line but was able to post a 71 combined ratio. The underwriting results in this segment were outstanding and helped offset the year, where our property book was impacted by catastrophes and the casualty segment was impacted by our investments in new products.

All 4 of our major surety products: Contract, Miscellaneous, Commercial and Energy, reported an underwriting profit for the quarter and the year.

This year was a good example where you could shrink top line, demonstrate discipline and still grow profits. We did exit some programs and accounts that no longer met our risk appetite. We also lost some business as a result of consolidation of some larger principles.

Overall, the market is still behaving irrationally from the underwriting perspective as we continue to see a loosening of underwriting standards, credit terms, indemnification provisions and rates. This can’t end well for some sureties. Obviously, it's not our long-term plan to shrink to greatness, but we support our underwriters when they determine it is better to sit out the game until order is reestablished.

We will continue to remain stalwart and steadfast in our underwriting discipline, maintaining a consistent appetite and stay focused on what we can control, adding value by investing in people, service and technology that differentiate us for the future.

Overall, a decent quarter and a good year given the headwinds. The measure for excellence at RLI represents a higher standard than for most in our industry. We embraced the challenge.

We ended the year with a lot of top-line momentum and unrealized potential of new people, new products and expanded capabilities. We're also hopeful that tax reform will spur economic growth, which will lead to even greater insurance demand. This could be a boom to our business, particularly to positively impact the construction industry that is already seeing signs of improving.

I want to thank all of the RLI associates for continuing to raise the bar and for their willingness to stretch and deliver results that realized our full potential. Thank you, and I'll turn it back to Aaron.

Aaron Jacoby: Thanks, Craig. We can now open the call up for questions.

Operator: [Operator Instructions] And our first question comes from Arash Soleimani.

Arash Soleimani: So my first question is, in terms of the strong growth you had within casualty and then also, for a lesser extent, within property, to what extent should we expect that to be sustainable in 2018?

Craig Kliethermes: Arash, this is Craig Kliethermes. Obviously, every month and every quarter, we do the best we can. And really, it's going to be dependent on the market. So we don't really give forward-looking information, and I don't really have it to be honest to give you. All I could tell you is our underwriters go out each day. In some quarters, they have -- they see opportunity, and we take advantage of it. And sometimes they decide that we're better off retrenching it. If the rates don't permit it, we don't find risks that meet our overall standards.

Arash Soleimani: I guess, year-to-date, and I know we've -- we're almost done with January, have you seen a similar, I guess, momentum in opportunities?

Craig Kliethermes: I really can't comment on January yet. So I mean, we're hopeful that the market starts to realize it's time to get some rate, so that's all I can say.

Arash Soleimani: Okay. And if the market does get rate and that kind of continues throughout the year, does that change how you guys think about the special dividend? Would you want to keep more of the capital in-house at that point?

Jon Michael: Yes, it's Jon Michael. If we've -- as we've always said, our first priority is we would rather use the capital and return it to shareholders and increase the results. If we cannot use the capital, we will return it to shareholders.

Arash Soleimani: Okay. And I know there's been some talk with regards to California in terms of the regulators there. I guess looking into potentially forcing companies, so to speak, that have shared some of the tax savings with consumers, to what extent does that impact RLI?

Craig Kliethermes: Arash, this is Craig again. Well, first of all, you're right about 8% of our business that's admitted in California and only about 2% of that is basically written without any rate flexibility. I mean, the way I've seen these things work in the past, this wouldn't be the first time I've heard of a state say that they are concerned that companies are making too much money, which I would refute, by the way. Overall -- look at the overall industry returns in California or any place, they still aren't earning their -- an adequate return for the risks we take. So -- but typically, what happens as what I've seen is they come and ask us to basically refile our rates in those admitted products and justify the current rate level. So I think at that time, we have an opportunity to review all the parameters that are involved in rate adequacy not just tax reform, but also loss cost inflation and historical loss experience. And obviously, states need to allow companies to earn adequate rate of return if they want competition in their state. So...

Arash Soleimani: Okay. And I guess, just along those same lines, do you expect -- looking more broadly, tax reform, do you expect a lot of it to fall to your bottom line? Do you think it will eventually get competed away? What's the right way to think of the impact of tax reform on your bottom line numbers going forward?

Jon Michael: We have a combination of all of that, and that's -- it's too early to tell.

Craig Kliethermes: Arash, I mean, for RLI, I think we explained our competition [  inauditable  ]. First of all, it's pretax, so the earners don't get paid more or less based on the way the taxes apply to underwriting profit. They're motivated and incentivized on underwriting -- driving underwriting profit. And as in the past, as it is in all markets not just because of tax reform, but even when the falling rate environment, we're going to give it back as slowly as we can and keep the best risk through selection, that's what we're going to continue to do, to try to earn an underwriting profit.

Arash Soleimani: And to the extent that you do keep -- you are able to keep a certain chunk of it, is that money that you plan to invest in a certain way? Or I guess, what plans would you potentially have for those savings? Or would it just go to shareholders at that point?

Tom Brown: Arash, It’s Tom Brown. I think Jon did just kind of comment on that, first and foremost, put to work. And then if we still have excess, then we always are very prudent in our capital management as we're known for. I think time will tell whether we really see -- I mean, to go to the premise of this tax reform and it's largely commercial, corporate not personal, taxes is designed to increase the gross domestic product and an economic increase helps the industry as a whole, as I said earlier, and particularly, RLI. We have a fair amount of construction-related business across the sectors, as-- Craig said earlier. We have contract surety. A lot of our commercial in GL is exposed to contractors. We tend to see that and get some uplift from that like the industry benefits, and then we do as well.

Operator: And our next question comes from Randy Binner with B. Riley.

Randy Binner: On tax, I think I heard that the -- based on historicals, something in the low teens makes sense for a forward bases. I think, Tom said 10% to 12%. And so I want to clarify that, but then also ask if that -- the tax rate kind of might follow the same seasonality as it has in the past, meaning you tended to pay lower taxes in the back part of the year, particularly the fourth quarter?

Tom Brown: Randy, it's Tom. On my comments, I said it's probably going to be more ranged in the 9% to 11%. And the way I think of it really is if you think about kind of our historical effective rate has been as a percentage of the 35% statutory rate, really when you look at the breakdown of going to a 21% statutory rate, it should be relatively proportionate. And that would get us a little to the mid- to upper-teens, not the lower teens that I think you just mentioned. It is not really seasonality. I think what you're referring to is because of the last eight years, we had a special dividend, we get a few cents per share benefit from the dividend that flows through to ESOP under the tax rules, and those did not change.

Randy Binner: All right, I'm sorry. Maybe I just misheard you, but you said 9% to 11%, then you said high teens. 9% to 11% is the bottom line tax rate, correct?

Tom Brown: Yes, yes.

Jon Michael: Rate reduction, yes.

Randy Binner: And then on Surety, is there a particular area where that's getting more competitive? Because it seems like there's a little bit of a flip here where maybe Casualty is getting a little bit better to do business in, but then Surety, which has been pretty good I guess over the last few years, seems more competitive. Is there a particular area you're seeing competition there?

Craig Kliethermes: Randy, this is Craig. We've -- well, I think if we go back and look, I think we've been talking that Surety has been very competitive for several years now, so just to make sure we got that one straight. And then we're not -- I mean, it's generally across the board, maybe a little bit in -- less in miscellaneous surety because it's a bigger investment in infrastructure technology and ease of doing business. You got to have a good system and be able to it. That takes time to build. So that takes a little longer. Where you typically find they jump in is the bigger risk with the bigger brokers, and all they're doing is providing capacity. And if that's the way the buyer views it as capacity, then it's harder to differentiate yourselves. So typicall a commercial surety area and contract surety, it's a little tougher.

Randy Binner: And the last one, I think your comment was the large property market is somewhat in disarray. So is that an area where you can write to? I cannot think of RLI's, not necessarily going large case. Can you clarify kind of what part of the property market has the most opportunity is, I assume the dislocation from the hurricanes?

Craig Kliethermes: Yes. Randy, this is Craig again. The -- so it's probably across the board. We're seeing it more in our CAT -- or E&S CAT-driven products, the wind and quake -- more wind and quake. But there's a lot of uncertainty out there, and there's -- as I said, with both reinsurance costs, people weren't sure how much the reinsurance was going to cost, they don't know how much whether they're going to be able to get capacity to support them at 1/1. There were some model changes, both directions, different rating model needs. This went different directions, so there's some diversion there. And I also believe, and this is more anecdotal, we've heard that people trying to get across-the-board rate increases. And also, if they needed -- if they were trying to go below that mandated rate increase, they had to go running up the ladder. It's giving us an opportunity to act a little more quickly than some of our competitors because our underwriters still have authority. We have not mandated rate increases because we expect our underwriters are always getting as much rate as they can get on every risk they write. So that creates some opportunity for us, both on the wind side and the quake side on new business more than necessarily renewal.

Operator:  Our next question comes from Jeff Schmitt with William Blair.

Jeff Schmitt: Taken a look at the casualty accident year loss ratio, x CAT, it looks to be up about 150 basis points in the quarter, maybe closer to 300 or 400 basis points for the year, highest it's been I guess in about 5 years. I know you had mentioned there were some sort of shift in business mix there that may have driven some of that, but how much of that is -- that shift in business mix versus maybe higher loss cost trends, medical cost inflation, the legal environment? What are sort of the drivers there?

Craig Kliethermes: Well, on the new business, about high single digits is driven by the new products that we've added. So there's more new products coming in with new premium with business we don't have a long track record with, and we typically try to take a cautious approach. It's not always resulted in retrospect that it was cautious, but certainly our view with that, we're trying to be cautious. So you're not going to -- we evaluate those reserves, but since we don't have a long track record there, we kind of hold our estimates out for an extended period of time. So as you see growth in those, we're going to try to be cautious with the booking ratios, and when that mix changes, you're going to have some of that. And as we said, with transportation and some of the auto-related products, that personal umbrella we've talked about before, which is 80% auto exposure, we believe it's appropriate to be cautious. We've obviously seen some hiccups there in the past over the last year. And I don't think we're one that didn't like to jump and assume everything is great. So we're going to take a cautious approach there as well. So -- and some of it may very well be mixed, I can't speak to the mixed component of all the pieces that are there.

Jeff Schmitt: What do you see there on sort of the loss cost trend, medical cost inflation, is there any change in the legal environment? I mean how much of that is driving this year?

Craig Kliethermes: Well, I've spoken to that before. I mean, I think that in past calls, that certainly we believe there has been an uptick in litigiousness toward environment its’s not totally cooperative, particularly I think good commercial auto area has felt it as personal auto. We don't write personal auto necessarily, but directly anyway. But certainly, you've heard that, and I think we see that more in severity than we have in frequency. So some of that very well could be driving it. And as always, if we start to see a little bit of a blip, we tend to be a little more conservative with our estimates in regards to the loss cost trends.

Jeff Schmitt: Right. Right. The -- and then just one on the other insurance expense ratio, jumped quite a bit to 10%. Is that mainly the performance-related fees you had mentioned?

Tom Brown:  Jeff, it's Tom. You said 10%?

Jeff Schmitt: Yes. It was 10%.

Tom Brown: Please clarify.

Jeff Schmitt: Yes, 10%...

Tom Brown: Well, increased 10%. Okay, yes. Historically, it's been at 40% to 41%, it's kind of been our run rate for the expense ratio.

Jeff Schmitt: I mean, the...

Tom Brown: Or other expenses?

Jeff Schmitt: Yes, the other insurance expense ratio of 10%.

Tom Brown: Okay, yes, yes. There was a component -- correct. I'm sorry, I thought you were talking about the expense component of the combined ratio. That is pretty much the effect of tax reform as well. There's a component in there that's driving some of that.

Jeff Schmitt: Okay. Where the performance-related fees flow through? You said those were up.

Tom Brown: I believe you're looking at the general corporate expenses in the income statement. And it's up similarly to the combined ratio because folks at home office, corporate side, there is some of the bonus and profit-sharing components are flowing through there as well.

Operator:  Our next question comes from Mark Dwelle with RBC Capital Markets.

Mark Dwelle: Let me go back to that tax question first because I thought I had it when you said it originally and that when you answered that prior question, I had a different impression. So am I understanding that your best thought on the effective tax rate for 2018 is 10 to 11 points better than the 25% or so effective tax rate you paid for 2017, which, doing the math, would be circa something like 15%? Is that the right way to think about it? Or are you deducting the 10 or 9 to 11 from the 21% statutory rate?

Tom Brown: Good clarification there, Mark. It is Tom. Yes, from the historic rate, yes, I think I said in my comments, we looked back and then we recast that based under the new tax reform law. And so it would be off of the historic effective tax rate. Then you take the 14 points of downward from the 35 to 21, and then you get to your point about --if it was 25% last year, I figure it's 10% to 11%, they're going to range better than that. So it would be in the 15 percentage range, 15% to 18%, depending on there's mix of investment income and underwriting income in a given year and some of the other variable items, proration, et cetera, that go through the statutory effective rate calculation.

Mark Dwelle: Okay, that's the way I heard it the first time. And then when one question came through, I thought maybe I misheard and I think I'm back in the right page, hopefully, everyone else's too. Second question relates kind of to investment philosophy. Historically, you've used a reasonable amount of municipal bonds in your investment portfolio. Is that something that you would figure to change going forward as you -- as the lower tax rates kind of impacted investment thoughts?

Tom Brown: Mark, it's Tom. We are currently looking at that, doing some valuations. On the one hand, there's no AMT. So in some respect, they'd become more attractive, you don't have to keep an eye crossing that threshold into the alternative minimum tax. On the other hand, with the lower corporate statutory of 21%, the difference between a tax exempt, say, municipal versus at a 35% rate to a 21%, becomes a little less attractive. But the exception, it may push you out more on the yield curve further out the duration to some of those. So we're in the midst of conducting an optimization of the portfolio as we speak.

Mark Dwelle: Okay. And then my last question is for Craig. When you think about the level of rate improvement that you're seeing in some of your key product lines, the property lines, for example, or transportation, how would you say the levels that you're seeing compared to the -- compared to what level maybe you thought you would see immediately following the hurricane events, is it a little better, or is it a little worse, kind of about right? I'm just kind of looking for kind of a qualitative of maybe how the markets evolved from initial expectations to what you're sort of seeing today.

Craig Kliethermes: Sure. Mark, certainly, we were all hopeful that maybe the reaction was going to be a little stronger than it has ultimately been. But we are seeing at least directionally moving in the right direction, it's a little slower than we would like it to be, but that's moving in the direction  we expect maybe not the same magnitude as we were hopeful for. And I think that's true by the way, and I know you've probably heard us from the reinsurers as well. I'm sure the reinsurers were extremely hopeful that this was going to trigger significant increases to get back to, let's say, 2 or 3 years ago, what the rates were. Basically, they're clawing their way back to last year in a good part. So that's kind of where we're at, I think.

Mark Dwelle: Do you have any sense that customers are resistant or pushing back? Or is this just kind of the normal kind of competitive, trying to find your rates amongst many in terms of rate setting?

Craig Kliethermes: Well, I think it's still a competitive environment, and I think we've got a lot of new brokers, a lot of new brokers that are new to this and probably never been through a hard market before. So I think a lot of them were a little reluctant to push price. A lot of them were hopeful that the carrier -- and put a little pressure on the carrier to stay flat because I think they were reluctant to sell an increase. But I think things have sorted themselves out. I think there's still a lot of capital in the market, and so I don't think you're going to see these double-digit increases that we were hopeful for.

Mark Dwelle: And we'll hope for it with you.

Craig Kliethermes: And we'll get every dollar we can.

Operator: We have a follow-up question from Arash Soleimani with KBW.

Arash Soleimani: Just one quick question I had in Casualty. I know the core loss ratio was up year-over-year. But compared to last quarter sequentially, it looks like it went down quite a bit, and I know last quarter was elevated a little bit because of I guess 200 basis points of CAT exposure within Casualty. But even with that, it looks like it was still considerably better. Did anything change this quarter to allow for that improvement sequentially?

Craig Kliethermes: I mean, again, this is Craig, Arash. I mean, I would have to attribute it to mix more than anything because I don't know that we've taken any -- I don’t think we've taken any of those ratios down at least from my knowledge. So it would have to be some combination of mix. I mean, we're able to grow some of the personal umbrella that's historic around lower loss ratio, but I think it can only attribute that to mix.

Jon Michael: Arash, you're talking about calendar year, right? Calendar year or calendar quarter?

Arash Soleimani: No, I was looking at the -- so accident x CAT, x development within -- for the fourth quarter. I think when you back out CATs in development, it looks like it was around 71% in 3Q, but then closer to 66% in 4Q. So if you back out like 200 basis points for CAT exposure and casualty last quarter, I think it's like 69%. So it looks like it was 300 basis points better 4Q versus 3Q. I mean in the last quarter, you talked a lot about booking the initial loss picks more conservatively. So I was just trying to see where you may be being a little bit too cautious last quarter. And this quarter, you're still being cautious, but not as cautious. Just trying to get a sense of what caused the shift, or as Craig said, if it was simply just mix.

Tom Brown: Arash, it's Tom. We have not moved off of our – amount we recorded for the 3 hurricanes in Q3. And I can't think other than mix, I'm struggling to cope with the difference.

Arash Soleimani: Okay. And then the other question, I think you said within transportation you grew 24% and then 1/2 of that was from rate. So if you are growing, like if there is growth within transportation outside of rate, so is that a line that you now see as attractive again at current rate levels? Is it something that you see forward momentum and going forward?

 Craig Kliethermes: Yes. Well, I mean, Arash, we're doing it as cautiously as we can. We think there's a good opportunity, we see a lot of -- still a lot of retrenchment from competitors. It's in all 3 of our segments that we have within transportation, which is truck, public and commercial auto. And we've moved out of the -- some of these more challenging metropolitan areas and try to focus a little more, and I'll say rural or suburbia, and we found opportunity there. I think a little bit of that is, as I alluded to in my opening remarks, was across-the-board mandates. Anybody -- anytime anybody says -- well, our competitor says, "Either I'm going to get out of this because I don't like it or I need a minimum of 15% rate increase for this class of business." If they don't differentiate between -- and use a little bit more of a scalpel than a chainsaw, I'd say approach, it creates some opportunity for people to maybe understand the risk a little better. So that's what we believe, that's the case and that's where we're seeing opportunity. So...

Arash Soleimani: Okay. And are you doing any of that nonemergency medical business anymore? Or are you completely out of that?

 Craig Kliethermes: No, we're out.

Operator: Our next question comes from Jamie Inglis with Philo Smith.

Jamie Inglis: My question is related to loss cost expectations. I mean, you've spoken extensively here about where you've gotten rate increases and at the same time, you'd like to have gotten more here and there. But ultimately, it matters rate increases versus loss cost increases. And I wonder if you could give us some sense on what you think that Delta is or what your thoughts about it might be going forward.

Craig Kliethermes: Right. Jamie, this is Craig, I mean, we are getting -- I mean, in the auto area, I think we believe we're getting more rate than the loss cost inflation although some of that was catch up, clearly. But we still think loss cost inflation in the auto area is mid-single digits. So you need 5%, 6% increase, just to tread water, I would say, with your margins and loss ratio. We continue to get I think more rate than loss cost and professional liability, our architects and engineers, that professional liability not necessarily D&O. And any of the auto -- anything that touches auto, I think we believe we're getting rate in excess of loss cost inflation. So other places though, like I said with E&S casualty, I think there's going to be some underlying inflation. We still haven't seen it take off, but we're not getting very big increases there. So I worry about the margins there, and I worry about the margins in the D&O business although I'm hopeful with D&O, somebody gets [ real margin ].

Jamie Inglis: Right, right. So ultimately, from a broad perspective, you did -- it sounds like you'd believe that the rate increases you're getting are more than adequate to cover any loss cost increases in the near...

Craig Kliethermes: Well, I mean, we're getting a rate -- we're getting -- definitely getting rate where we need it. And in some cases, more than maybe, I won't say more than we need because we need as much as we can get, but more than annual loss cost inflation against some of that's makeup. I would be careful measuring things relative to the rate increase, the magnitude of the rate increase you get. A lot of people get rate because they need it, okay? And if you do a good job with selection and you do a good job walking away from business that isn't priced adequately, your rate need is not as much as some of those people that don't have that same discipline. So you could see that, historically, a lot of times that people's rate increases are historically higher than the rate increases they see at RLI. They also don't -- haven't walked away from business and shrunk it at the pace that we've been willing to do at RLI. So -- and you've got to be very careful just looking at loss cost inflation and its price keeping up with it because there is the selection piece, and I know it's very difficult to measure and you shouldn't give credit to everybody for that.

Jamie Inglis: No, I wasn't saying that. I was giving the credit to you guys because I...

Craig Kliethermes: I know, I just know not everybody has earned it.

Operator: And there are no further questions. So I will now turn the conference back to Mr. Jonathan Michael.

Jon Michael:  Thank you all for joining us. It was a noisy quarter to say the least, but boils down to our premiums. We're up 11% on a combined ratio of 95, again, with some noise in that combined ratio. We are expecting increased economic activity, which should benefit the whole industry and RLI in particular across all segments. We anticipate that tax reform benefits will be used for growth as much as we can, both organic and inorganic opportunities. Our bonus and profit-sharing plans allow RLI to pass on some of the savings to all employees. This shared reward philosophy that we have comes naturally to us through our bonus and profit-sharing plans. Again, thank you for joining us, and we look forward to talking again at the end of the first quarter. Thanks.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1 (888) 203-1112, with an ID number of 6564664. This concludes our conference for today. Thank you all for participating, and have a nice day. All parties may now disconnect.

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